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                                                               EXHIBIT 12

                              HCC INDUSTRIES INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)


                                                    For the Six Months Ended
                                                   ---------------------------
                                                   September 27, September 28,
                                                       1997          1996
                                                   ------------  ------------

Earnings:

  Earnings before taxes and extraordinary item         $ 2,987      $3,278

  Add:  Fixed Charges*                                   5,178         780
                                                       -------      ------
                                                       $ 8,165      $4,058
                                                       =======      ======

* Fixed Charges:

  Interest expense                                     $ 5,178      $  780
                                                       -------      ------
                                                       $ 5,178      $  780
                                                       =======      ======
Ratio of Earnings to Fixed Charges                         1.6         5.2
                                                       =======      ======


*The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of earnings before taxes and extraordinary item plus fixed charges and "fixed charges" consist of interest expense and amortization of debt issuance costs.